Exhibit 3.1

A.M. CASTLE & CO.

ARTICLES OF RESTATEMENT

THIS IS TO CERTIFY THAT:

I. A.M. Castle & Co., a Maryland corporation (the “Corporation”), desires to restate its charter as currently in effect.

II. The following provisions are all the provisions of the charter currently in effect:

FIRST: The name of the corporation is A. M. Castle & Co.

SECOND: The corporation’s principal office in the State of Maryland is located at c/o The Corporation Trust Incorporated, 351West Camden Street, Baltimore, Maryland 21201. The name and address of the corporation’s resident agent is The Corporation Trust Incorporated, 351West Camden Street, Baltimore, Maryland 21201.

THIRD: The corporation is formed to carry on any lawful business.

FOURTH: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board”) at a meeting duly called and held on July 23, 2009, the Corporation elects to be subject to Section 3-804(a) and Section 3-805 of the MGCL.

FIFTH: The total number of shares of stock which the corporation shall have authority to issue is 69,988,000, consisting of 60,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 9,988,000 shares of series preferred stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of all classes of stock having par value is $699,880.

(a) Subject to the rights of holders of any series of preferred stock established pursuant to paragraph (b) of this Article Fifth, each share of common stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Board of Directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock shall have no preferences or preemptive, conversion or exchange rights. The Board of Directors may classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption.

(b) The Board of Directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares of series preferred stock by setting or changing the number of shares constituting such series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, in such event, the corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the Maryland General Corporation Law. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article Fifth, the number of authorized shares of the former class shall be automatically decreased and the number of authorized shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the corporation has authority to issue shall not be more than the total number of authorized shares of stock set forth in the first sentence of this Article Fifth.

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SIXTH: The corporation shall initially have a board of one director for so long as the corporation has one stockholder. The initial director is G. Thomas McKane. Beginning at such time as the corporation has more than one stockholder, the corporation shall have such number of directors as is determined pursuant to the by-laws. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law.

SEVENTH: Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by (a) a majority of the corporation’s board of directors and the affirmative vote of the proportion of holders of shares required by statute or (b) the unanimous vote of the corporation’s board of directors and the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

EIGHTH: The corporation reserves the right to make any amendment to the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding shares of stock, and all rights conferred upon stockholders in the charter are granted subject to this reservation. Notwithstanding any provision of law requiring or permitting such action to be taken or approved by the affirmative votes of the holders of shares of stock entitled to cast a greater number of votes, any amendment to the charter may be approved by (a) a majority of the corporation’s board of directors and the affirmative vote of the proportion of holders of shares required by statute or (b) the unanimous vote of the corporation’s board of directors and the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. In addition, a majority of the Board of Directors may amend the charter, without stockholder approval, in order to change the name of the corporation or to change the name or other designation or the par value of any class or series of stock of the corporation and the aggregate par value of the stock of the corporation.

NINTH: The provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not be applicable to any acquisition by any person of shares of stock of the corporation.

TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the corporation shall be liable to the corporation or its stockholders for money damages. Neither the amendment nor the repeal of this Article, nor the adoption or amendment of any other provision of the corporation’s charter or by-laws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The provisions of this Article shall not be deemed to limit or preclude indemnification, to the extent permitted by Maryland law, of a director or officer by the corporation for any liability as a director or officer which has not been eliminated by the provisions of this Article.

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III. The foregoing restatement of the charter has been approved by a majority of the entire Board of Directors.

IV. The charter is not amended by these Articles of Restatement.

V. The current address of the principal office of the Corporation and the name and address of the Corporation’s current resident agent are as set forth in Article SECOND of the foregoing restatement of the charter.

VI. The number of directors of the Corporation is currently 10, and the names of the current directors and the years in which their terms of office expire on the date of the annual meeting of stockholders in such year are as follows:

Name	End of Term
Brian P. Anderson	2013
Reuben S. Donnelley	2013
Ann M. Drake	2013
Michael H. Goldberg	2013
Patrick J. Herbert, III	2013
Terrence J. Keating	2013
James D. Kelly	2013
Pamela Forbes Lieberman	2013
Gary A. Masse	2013
John McCartney	2013

VII. The undersigned President acknowledges these Articles of Restatement to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 26th day of April, 2012.

ATTEST:	A.M. CASTLE & CO.

/s/ Robert J. Perna	/s/ Michael H. Goldberg
Robert J. Perna	Michael H. Goldberg
Secretary	President and CEO

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